Exhibit 10.1

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT (the “Amendment”), dated as of November 20, 2009, is made by and among EMRISE Electronics Corporation, a New Jersey corporation (“Buyer”), Charles S. Brand, an individual (“Brand”), Thomas P. M. Couse, an individual (“Couse”), Joanne Couse, an individual (“J. Couse”), and Michael Gaffney, an individual (“Gaffney”).

R E C I T A L S

A.                                   Buyer, Brand, Couse, J. Couse and Gaffney are each a party to that certain Stock Purchase Agreement, dated as of May 23, 2008, as amended by Amendment No. 1 to Stock Purchase Agreement dated as of August 20, 2008 by and among Buyer, Brand, Couse, J. Couse and Gaffney (the “Purchase Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

B.                                     Buyer, Brand, Couse, J. Couse and Gaffney desire to amend the Purchase Agreement to confirm their agreement with respect to the amount by which (a) Adjusted Closing Net Working Capital exceeds the Net Working Capital Threshold; (b) Closing Net Cash exceeds the Net Cash Threshold; and (c) Operating Income during the First Measurement Period exceeds $3,000,000.

C.                                     Buyer, Brand, Couse, J. Couse and Gaffney desire to amend the Purchase Agreement to provide that (i) the Closing Net Cash adjustment and (ii) the First Deferred Purchase Price Payment are paid through adjustment of the principal balance of the Subordinated Contingent Notes.

A G R E E M E N T

NOW, THEREFORE, in consideration of the facts recited above, and the terms, conditions and covenants contained in the Purchase Agreement and this Amendment, Buyer, Brand, Couse, J. Couse and Gaffney agree as follows:

1.                                       Agreements with Respect to Amounts.  The amount by which: the Adjusted Closing Net Working Capital exceeds the Net Working Capital Threshold is $959,034; Closing Net Cash exceeds the Net Cash Threshold is $302,421; and Operating Income during the First Measurement Period exceeds $3,000,000 is $1,035,166.

2.                                       Interest Rate on Subordinated Contingent Notes.  Notwithstanding any provision in the Purchase Agreement to the contrary, interest on the principal amount of the Subordinated Contingent Notes shall accrue from the Issuance Date at the rate per annum equal to the prime rate as reported in The Wall Street Journal plus 1%.; provided, however, that such rate shall be doubled until the Company has reduced the principal amount of the Note by an amount equal to (i) the amount of any increase in the principal balance of the Contingent Subordinate Notes attributable to the Closing Net Cash adjustment pursuant to Section 2.5(c) of the Stock Purchase Agreement plus (ii) the First Deferred Purchase Price Payment.

3.                                       Amendments.

(a)                                  Closing Net Cash.  Section 2.5(c) of the Purchase Agreement is hereby replaced in its entirety with the following:

Within ten (10) days following the date that the Closing Balance Sheet becomes final and binding upon Buyer and Sellers, if the Closing Net Cash as set forth in the Closing Balance Sheet is less than $1,117,000, then Sellers shall pay to Buyer an amount equal to the difference between the Closing Net Cash and $1,217,000 (the “Net Cash Threshold”).  If the Closing Net Cash as set forth on the Closing Balance Sheet is greater than $1,317,000, then the aggregate principal amounts of the Subordinated Contingent Notes shall be increased by the difference between the Closing Net Cash and the Net Cash Threshold.  All adjustments to the principal amounts of the Subordinated Contingent Notes shall be made by adjusting each Subordinated Contingent Note in proportion to the original principal amounts of the Subordinated Contingent Notes as set forth in Section 2.2(b).  All adjustments to the principal amount of the Subordinated Contingent Notes made under this Section 2.5(c) shall include interest, at a rate equal to the prime rate as reported in the Wall Street Journal on the Closing Date (provided that such interest rate shall be reset as of the first day of each calendar quarter if the prime rate has changed, until the Closing Balance Sheet becomes final), plus one percent (1%), on the amount so adjusted from the Closing Date to the date of adjustment.

(b)                                 First Deferred Purchase Price Payment.  Section 2.6(d)(ii) of the Purchase Agreement is hereby replaced in its entirety with the following:

First Deferred Purchase Price Payment.  If Operating Income (as set forth in the Payment Statement) during the First Measurement Period exceeds $3,000,000 (the “First Deferred Purchase Price Payment Threshold”), the aggregate principal amount of the Subordinated Contingent Notes shall be increased by an aggregate amount (the “First Deferred Purchase Price Payment”) equal to one hundred percent (100%) of every dollar of Operating Income (as set forth in the Payment Statement) in excess of the First Deferred Purchase Price Payment Threshold during the First Measurement Period, up to a maximum of $1,500,000.  The principal amount of each Subordinated Contingent Note shall be in proportion to the Cash Consideration received by each Seller at Closing as set forth in Section 2.2(a).

4.                                       No Further Changes.  Except as set forth in this Amendment, no further changes shall be made to the Purchase Agreement, which shall remain in full force and effect.

5.                                       Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first set forth above.

BUYER:		EMRISE ELECTRONICS
CORPORATION, a New Jersey corporation

	By:	/s/ Carmine T. Oliva
Carmine T. Oliva,
President and Chief Executive Officer

COUSE:		/s/ Thomas P.M. Couse
THOMAS P. M. COUSE

J. COUSE:		/s/ Joanne Couse
JOANNE COUSE

GAFFNEY:		/s/ Michael Gaffney
MICHAEL GAFFNEY

BRAND:		/s/ Charles S. Brand
CHARLES S. BRAND